Calumet Specialty Products Partners, L.P. Reports First Quarter 2011 Results

INDIANAPOLIS, May 4, 2011 /PRNewswire/ -- Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the "Partnership," "Calumet," "we," "our" or "us") reported net income for the quarter ended March 31, 2011 of $4.2 million compared to a net loss of $13.1 million for the same quarter in 2010. These results include noncash unrealized derivative losses of $0.4 million and $7.8 million for the three months ended March 31, 2011 and 2010, respectively. Calumet reported net cash used by operating activities of $42.9 million for the quarter ended March 31, 2011 as compared to cash provided by operating activities of $57.3 million in 2010.

Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA (as defined below) were $26.4 million and $34.7 million, respectively, for the quarter ended March 31, 2011 as compared to $8.9 million and $20.1 million, respectively, for the same quarter in 2010. Distributable Cash Flow (as defined below) for the quarter ended March 31, 2011 was $18.2 million compared to $7.1 million for the same quarter in 2010. The increase in Adjusted EBITDA quarter over quarter was due primarily to higher gross profit, discussed below, and decreased unrealized derivative losses, partially offset by increased transportation expense. (See the section of this press release titled "Non-GAAP Financial Measures" and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles ("non-GAAP") financial measures, definitions of these measures and reconciliations of such measures to the comparable GAAP measures.)

"We are pleased with our results for the first quarter. Specialty products production levels improved quarter over quarter. Our fuels production was reduced in the first quarter due to the planned turnaround of various operating units at our Shreveport refinery. We continue to focus on increased run rates to meet higher demand for our specialty products and to better benefit from improved fuel products crack spreads," said Bill Grube, Calumet's Chief Executive Officer and Vice Chairman of the Board. "As a result of these improvements in our operations and our outlook, we raised our quarterly distribution to $0.475 per unit for the first quarter of 2011, a $0.005 per unit increase over the fourth quarter of 2010. Also, we completed a follow-on equity offering, which yielded net proceeds of $94 million in March 2011 and completed a private placement offering of $400 million of senior unsecured notes due 2019 in April 2011 to enhance liquidity and strengthen our long-term capital structure," said Grube.

The $17.3 million improvement in net income quarter over quarter was due primarily to an increase of $15.2 million in gross profit, partially offset by an increase in selling, general and administrative expense of $3.4 million and higher transportation expense of $2.8 million due to increased sales volume. These results were also impacted by a decrease in noncash unrealized derivative losses of $7.3 million, which may or may not be realized in the future as the derivatives are settled.

Gross profit by segment is as follows for the three months ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010
	(In thousands, except for barrel data)

Specialty products	$ 47,891	$ 23,426
Fuel products	(1,027)	8,249
Total gross profit (1)	$ 46,864	$ 31,675

Specialty products gross profit per barrel	$ 18.09	$ 9.54
Fuel products gross profit per barrel	$ (0.47)	$ 3.75

(1)  We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.

The increase in specialty products segment gross profit of $24.5 million was due primarily to a 20.5% increase in the average selling price per barrel, partially offset by a 21.3% increase in the average cost of crude oil per barrel. Also, specialty products sales volumes increased 7.9%, due primarily to improvements in overall specialty products demand as a result of improved economic conditions.

Fuel products segment gross profit was negatively impacted by a 1.2% decrease in fuel products sales volume, as a result of planned turnaround activities at our Shreveport refinery in the first quarter of 2011, weather related unplanned downtime and the increased realized losses from our fuel products hedging program partially offset by selling prices (excluding the impacts of hedging activities) for our fuel products increasing by 31.0% as compared to a 21.4% increase in the cost of crude oil. Our fuels hedging program resulted in a decrease of $25.3 million of gross profit in 2011 as compared to 2010 as we had outstanding hedges which approximated 80% of our diesel and jet fuel sales related to the 2011 period. As a result, we did not benefit materially from the increase in market crack spreads for diesel and jet fuel. Also, by-product production increased in 2011 as compared to 2010 due primarily to an increase quarter over quarter in sour crude oil run rates due to the turnaround of the sweet crude oil unit which resulted in a reduction in gross profit in our fuel products segment of approximately $5.5 million. Finally, we experienced higher operating costs during the 2011 period primarily driven by increased maintenance costs.

Quarterly Distribution

On April 8, 2011, the Partnership declared a quarterly cash distribution of $0.475 per unit for the quarter ended March 31, 2011 on all outstanding units. The distribution will be paid on May 13, 2011 to unitholders of record as of the close of business on May 3, 2011. This distribution represents an increase of $0.005 per unit from the fourth quarter of 2010.

Operations Summary

The following table sets forth unaudited information about our combined operations. Facility production volume differs from sales volume due to changes in inventory.

	Three Months Ended March 31,
	2011	2010

Sales volume (bpd):
Specialty products	29,422	27,278
Fuel products	24,134	24,422
Total (1)	53,556	51,700

Total feedstock runs (bpd) (2)	56,085	48,331
Facility production (bpd):
Specialty products:
Lubricating oils	13,779	11,279
Solvents	10,127	8,070
Waxes	1,059	1,009
Fuels	633	1,150
Asphalt and other by-products	8,024	5,766
Total	33,622	27,274
Fuel products:
Gasoline	8,964	8,777
Diesel	10,763	8,986
Jet fuel	3,165	5,254
By-products	556	297
Total	23,448	23,314
Total facility production (3)	57,070	50,588

(1)  Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.

(2)  Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements.  The increase in feedstock runs for the three months ended March 31, 2011 compared to the same quarter in 2010 is due primarily to the decision to increase crude oil run rates at our facilities during the entire first quarter of 2011 because of favorable economics of running additional barrels, partially offset by a planned turnaround on our sweet crude unit at our Shreveport refinery.

(3)  Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities, pursuant to supply and/or processing agreements, including such specialty products agreements with LyondellBasell. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The increase in production of specialty products in the first quarter of 2011 compared to the same quarter in 2010 is due primarily to higher throughput rates at our Princeton and Shreveport refineries quarter over quarter, as well as increased volumes under our specialty products agreements with LyondellBasell, partially offset by planned turnaround activities at our Shreveport refinery during the first quarter of 2011.

Credit Agreement Covenant Compliance and 2019 Senior Unsecured Notes Offering

Compliance with the financial covenants under Calumet's credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters. As of March 31, 2011, Calumet continued to be in compliance with all financial covenants under its credit agreements.

On April 21, 2011, Calumet fully repaid and terminated its senior secured first lien credit facility with the proceeds from a $400 million 2019 senior unsecured notes offering (the "2019 Notes"). Please read the indenture governing the 2019 senior unsecured notes that was filed with the Securities and Exchange Commission on a Current Report on Form 8-K on April 26, 2011 for a complete listing of the covenants under this new agreement.

Revolving Credit Facility Capacity

On March 31, 2011, Calumet had availability under its revolving credit facility of $225.6 million, based on a $310.5 million borrowing base, $84.9 million in outstanding standby letters of credit, and no outstanding borrowings. Calumet believes that it will have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures. However, Calumet is subject to business and operational risks that could materially adversely affect its cash flows. A material decrease in Calumet's cash flow from operations a significant or a sustained decline in crude oil prices would likely produce a corollary material adverse effect on Calumet's borrowing capacity under its revolving credit facility and potentially its ability to comply with the covenants under its credit facilities. Substantial declines in crude oil prices, if sustained, may materially diminish Calumet's borrowing base, which is based in part on the value of Calumet's crude oil inventory, which could result in a material reduction in Calumet's borrowing capacity under its revolving credit facility. A significant increase in crude oil prices, if sustained, would likely result in increased working capital funded by borrowings under its revolving credit facility.

About the Partnership

The Partnership is a Delaware limited partnership formed on September 27, 2005 and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products. The Partnership also has contractual arrangements with Houston Refining and other third parties which provide additional volumes of finished products for its specialty products segment.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, May 4, 2011, to discuss the financial and operational results for the first quarter of 2011. Anyone interested in listening to the presentation may call 866-356-4281 and enter passcode 48143421. For international callers, the dial-in number is 617-597-5395 and the passcode is 48143421.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 80731368. International callers can access the replay by calling 617-801-6888 and entering passcode 80731368. The replay will be available beginning Wednesday, May 4, 2011, at approximately 4:00 p.m. until Wednesday, May 18, 2011.

The information contained in this press release is available on the Partnership's website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute "forward-looking statements". The words "may," "intend," "believe," "expect," "anticipate," "estimate," "continue" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of the Partnership's hedging and other risk management activities; the ability of the Partnership to comply with the financial covenants contained in its debt instruments; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the Partnership's access to capital to fund expansions, acquisitions and its working capital needs and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the ability to access sufficient crude oil supply through evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; accidents or other unscheduled shutdowns and general economic, market or business conditions. Other factors that could cause our actual results to differ from our projected results are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this Quarterly Report the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net income (loss) and net cash provided (used in) by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income plus interest expense (including debt issuance and extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA for any period as: (1) net income plus (2)(a) interest expense; (b) income taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) realized gains under derivative instruments excluded from the determination of net income; (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income; (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.

We define Distributable Cash Flow for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us and our investors to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash that are presented in this Quarterly Report have been updated to reflect the definition of "Consolidated Cash Flow" contained in the indenture governing our 2019 Notes. We are required to report Consolidated Cash Flow to the holders of our 2019 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. The levels of Adjusted EBITDA and Distributable Cash Flow that are presented in this Quarterly Report for prior periods have been for updated to reflect the use of the new definitions and are not significantly different from the previously reported levels of Adjusted EBITDA and Distributable Cash Flow. Please refer to "Liquidity and Capital Resources — Debt and Credit Facilities" within this item for additional details regarding the covenants governing our debt instruments.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following table presents a reconciliation of both net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended March 31,
	2011	2010
	(In thousands, except per unit data)

Sales	$ 605,240	$ 484,616
Cost of sales	558,376	452,941
Gross profit	46,864	31,675
Operating costs and expenses:
Selling, general and administrative	10,528	7,170
Transportation	23,075	20,246
Taxes other than income taxes	1,360	1,025
Other	535	327
Operating income	11,366	2,907
Other income (expense):
Interest expense	(7,481)	(7,434)
Realized gain (loss) on derivative instruments	386	(561)
Unrealized loss on derivative instruments	(417)	(7,758)
Other	617	(59)
Total other expense	(6,895)	(15,812)
Net income before income taxes	4,471	(12,905)
Income tax expense	270	162
Net income (loss)	$ 4,201	$ (13,067)
Allocation of net income (loss):
Net income (loss)	$ 4,201	$ (13,067)
Less:
General partner's interest in net income (loss)	84	(261)
Holders of incentive distribution rights	—	—
Net income (loss) available to limited partners	$ 4,117	$ (12,806)
Weighted average limited partner units outstanding — basic	36,875	35,351
Weighted average limited partner units outstanding — diluted	36,895	35,351
Limited partner unitholders' basic and diluted net income (loss) per unit	$ 0.11	$ (0.36)
Cash distributions declared per limited partner unit	$ 0.475	$ 0.455

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2011	December 31, 2010
	(Unaudited)
	(In thousands, except unit data)
ASSETS
Current assets:
Cash and cash equivalents	$ 15,330	$ 37
Accounts receivable:
Trade	184,795	157,185
Other	461	776
	185,256	157,961
Inventories	171,929	147,110
Prepaid expenses and other current assets	1,495	1,909
Deposits	31,994	2,094
Total current assets	406,004	309,111
Property, plant and equipment, net	606,262	612,433
Goodwill	48,335	48,335
Other intangible assets, net	27,918	29,666
Other noncurrent assets, net	19,879	17,127
Total assets	$ 1,108,398	$ 1,016,672
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$ 160,173	$ 146,730
Accounts payable — related party	45,509	27,985
Accrued salaries, wages and benefits	5,364	7,559
Taxes payable	7,095	7,174
Other current liabilities	4,592	16,605
Current portion of long-term debt	968	4,844
Derivative liabilities	146,746	32,814
Total current liabilities	370,447	243,711
Pension and postretirement benefit obligations	8,703	9,168
Other long-term liabilities	1,077	1,083
Long-term debt, less current portion	356,865	364,431
Total liabilities	737,092	618,393
Commitments and contingencies
Partners' capital:
Limited partner unitholders (39,779,778 units and 35,279,778 units issued and outstanding at March 31, 2011 and December 31, 2010, respectively)	488,233	407,773
General partner's interest	19,841	18,125
Accumulated other comprehensive loss	(136,768)	(27,619)
Total partners' capital	371,306	398,279
Total liabilities and partners' capital	$ 1,108,398	$ 1,016,672

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Three Months Ended March 31,
	2011	2010
	(In thousands)
Operating activities
Net income (loss)	$ 4,201	$ (13,067)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	14,432	14,404
Amortization of turnaround costs	3,213	2,140
Non-cash interest expense	998	947
Provision for doubtful accounts	135	(91)
Unrealized loss on derivative instruments	417	7,758
Other non-cash activities	1,338	936
Changes in assets and liabilities:
Accounts receivable	(27,430)	(17,438)
Inventories	(24,819)	26,256
Prepaid expenses and other current assets	414	313
Derivative activity	4,305	1,071
Turnaround costs	(5,587)	(940)
Deposits	(29,900)	5,248
Accounts payable	30,074	28,466
Accrued salaries, wages and benefits	(2,195)	(630)
Taxes payable	(79)	(645)
Other liabilities	(12,019)	2,442
Pension and postretirement benefit obligations	(404)	161
Net cash provided by (used in) operating activities	(42,906)	57,331
Investing activities
Additions to property, plant and equipment	(6,566)	(5,669)
Proceeds from sale of equipment	59	89
Net cash used in investing activities	(6,507)	(5,580)
Financing activities
Proceeds from borrowings — revolving credit facility	289,791	215,056
Repayments of borrowings — revolving credit facility	(300,623)	(248,000)
Repayments of borrowings — term loan credit facility	(963)	(963)
Payments on capital lease obligations	(267)	(372)
Proceeds from equity offering, net	92,366	793
Contribution from Calumet GP, LLC	1,970	18
Change in bank overdraft	—	(1,650)
Common units repurchased for vested phantom unit grants	(620)	(248)
Distributions to partners	(16,948)	(16,397)
Net cash provided by (used in) financing activities	64,706	(51,763)
Net increase (decrease) in cash and cash equivalents	15,293	(12)
Cash and cash equivalents at beginning of period	37	49
Cash and cash equivalents at end of period	$ 15,330	$ 37
Supplemental disclosure of cash flow information
Interest paid	$ 7,185	$ 6,944
Income taxes paid	$ —	$ 8

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, ANDDISTRIBUTABLE CASH FLOW (In thousands)
	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Reconciliation ofNet Income (Loss) toEBITDA, AdjustedEBITDA andDistributable Cash Flow:
Net income (loss)	$ 4,201	$ (13,067)
Add:
Interest expense	7,481	7,434
Depreciation and amortization	14,432	14,404
Income tax expense	270	162
EBITDA	$ 26,384	$ 8,933
Add:
Unrealized loss on derivatives	$ 417	$ 7,758
Realized gains on derivatives, not included in net income	3,743	1,070
Amortization of turnaround costs	3,213	2,140
Non-cash equity based compensation	896	222
Adjusted EBITDA	$ 34,653	$ 20,123
Less:
Replacement capital expenditures (1)	4,091	5,449
Cash interest expense (2)	6,483	6,487
Turnaround costs	5,587	940
Income tax expense	270	162
Distributable Cash Flow	$ 18,222	$ 7,085

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.
(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY (USED IN) OPERATINGACTIVITIES (In thousands)
	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities:
Distributable Cash Flow	$ 18,222	$ 7,085
Add:
Replacement capital expenditures (1)	4,091	5,449
Turnaround costs	5,587	940
Cash interest expense (2)	6,483	6,487
Income tax expense	270	162
Adjusted EBITDA	$ 34,653	$ 20,123
Less:
Unrealized loss on derivatives	$ 417	$ 7,758
Realized gains on derivatives, not included in net income	3,743	1,070
Non-cash equity based compensation	896	222
Amortization of turnaround costs	3,213	2,140
EBITDA	$ 26,384	$ 8,933
Add:
Unrealized loss on derivative instruments	417	7,758
Cash interest expense (2)	(6,483)	(6,487)
Non-cash equity based compensation	896	222
Amortization of turnaround costs	3,213	2,140
Income tax expense	(270)	(162)
Provision for doubtful accounts	135	(91)
Changes in assets and liabilities:
Accounts receivable	(27,430)	(17,438)
Inventory	(24,819)	26,256
Other current assets	(29,486)	5,561
Turnaround costs	(5,587)	(940)
Derivative activity	4,305	1,071
Accounts payable	30,074	28,466
Other liabilities	(14,293)	1,167
Other, including changes in noncurrent assets and liabilities	38	875
Net cash provided by (used in) operating activities	$(42,906)	$ 57,331

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs.
(2) Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
EXISTING COMMODITY DERIVATIVE INSTRUMENTS
March 31, 2011

Fuel Products Segment

The following tables provide information about our derivative instruments related to our fuel products segment as of March 31, 2011, all of which are designated as hedges:

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Swap ($/Bbl)
Second Quarter 2011	1,774,000	19,495	$ 77.03
Third Quarter 2011	1,610,000	17,500	77.38
Fourth Quarter 2011	1,334,000	14,500	77.71
Calendar Year 2012	5,626,000	15,372	86.63
Calendar Year 2013	1,125,000	3,082	101.50
Totals	11,469,000
Average price			$ 84.27

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Second Quarter 2011	637,000	7,000	$ 89.57
Third Quarter 2011	552,000	6,000	91.74
Fourth Quarter 2011	552,000	6,000	91.74
Calendar Year 2012	1,651,000	4,511	101.08
Totals	3,392,000
Average price			$ 95.88

Jet Fuel Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Second Quarter 2011	819,000	9,000	$ 89.58
Third Quarter 2011	920,000	10,000	89.86
Fourth Quarter 2011	644,000	7,000	89.21
Calendar Year 2012	3,838,500	10,488	99.78
Calendar Year 2013	945,000	2,589	126.36
Totals	7,166,500
Average price			$ 99.90

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Second Quarter 2011	318,000	3,495	$ 85.95
Third Quarter 2011	138,000	1,500	85.50
Fourth Quarter 2011	138,000	1,500	85.50
Calendar Year 2012	136,500	373	89.04
Calendar Year 2013	180,000	493	110.38
Totals	910,500
Average price			$ 91.11

The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2011	1,774,000	19,495	$11.89
Third Quarter 2011	1,610,000	17,500	12.75
Fourth Quarter 2011	1,334,000	14,500	12.16
Calendar Year 2012	5,626,000	15,372	13.27
Calendar Year 2013	1,125,000	3,082	22.30
Totals	11,469,000
Average price			$13.74

At March 31, 2011, the Partnership had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.

Jet Fuel Put Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
Fourth Quarter 2011	184,000	2,000	$ 4.75	$ 7.00
Totals	184,000
Average price			$ 4.75	$ 7.00

Specialty Products Segment

At March 31, 2011 the Company did not have any derivative positions outstanding related to crude oil purchases in its specialty products segment.

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com